Exhibit 107

Filing Fee Table

Form S-8

(Form Type)

SHOTSPOTTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.005 per share, reserved for issuance pursuant to the Registrant’s 2017 Equity Incentive Plan	Other(4)	585,172(2)	$27.35(4)	$16,004,454.20(4)	.0000927	$1,483.61
Equity	Common Stock, par value $0.005 per share, reserved for issuance pursuant to the Registrant’s 2017 Employee Stock Purchase Plan	Other(5)	150,000(3)	$23.25(5)	$3,487,125.00(5)	.0000927	$323.26
Total Offering Amounts					$19,491,579.20	—	$1,806.87
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$1,806.87
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2017 Equity Incentive Plan (the “2017 Plan”) and the 2017 Employee Stock Purchase Plan (the “2017 ESPP”) set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents additional shares of Common Stock reserved for future issuance under the 2017 Plan. The 2017 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2017 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, in an amount equal to the lesser of (a) 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year. This filing covers the increase on January 1, 2022.

(3)

Represents additional shares of Common Stock reserved for future issuance under the 2017 ESPP. The 2017 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1st of each calendar year, beginning on January 1, 2018 and ending on and including January 1, 2027, by the lesser of (a) 2% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year; (b) 150,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.  This filing covers the increase on January 1, 2022.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on March 24, 2022.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on March 24, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2017 ESPP.